Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
July 27, 2010

Tellabs earnings grow as revenue rises 10%

Growth products generate 58% of second-quarter revenue

Naperville, Ill. — Tellabs’ second-quarter 2010 revenue totaled $423 million, up 10% from $385 million in the second quarter of 2009.

On a GAAP basis, Tellabs earned 17 cents per basic share and 16 cents per diluted share in the second quarter of 2010, up from 4 cents per share (basic and diluted) in the year-ago quarter. Second-quarter 2010 GAAP net earnings were $64 million, compared with $16 million in the year-ago quarter.

On a non-GAAP basis, Tellabs earned 17 cents per share (basic and diluted) in the second quarter of 2010, compared with 8 cents per share (basic and diluted) in the year-ago quarter. Non-GAAP net earnings were $67 million in the second quarter of 2010, compared with $33 million in the second quarter of 2009. Non-GAAP results for the second quarter of 2010 exclude pretax charges of $14.4 million, which include $7.5 million or 1.3 cents per share in equity-based compensation expense.

Tellabs’ GAAP gross profit margin was 53.5% in the second quarter of 2010, compared with 43.5% in the year-ago quarter. The company generated $110 million in cash from operations during the quarter.

“Tellabs is achieving profitable revenue growth as our innovations help our customers succeed in growth markets such as mobile Internet,” said Rob Pullen, Tellabs president and chief executive officer. “In the second quarter, our growth products with IP and Ethernet technologies generated 58% of our revenue.”

For the second quarter of 2010, Broadband segment revenue was $229 million, up 9% from the year-ago quarter. Transport segment revenue was $133 million, up 12%. Services segment revenue was $61 million, up 8%.

Share Repurchase — Under previously announced share repurchase plans, during the second quarter of 2010 Tellabs repurchased approximately 1.8 million shares at a cost of $16.1 million. Tellabs plans to continue returning capital to stockholders through dividends and share repurchases.

Third-Quarter 2010 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect third-quarter revenue to be in the range of $425 million to $435 million, up 9% to 12% from the third quarter of 2009. We expect third-quarter gross margin to be 51%, plus or minus one or two points, depending on product mix. We expect third-quarter 2010 non-GAAP operating expenses to be approximately $140 million. Tellabs’ expected third-quarter non-GAAP operating expenses exclude approximately $7 million in equity-based compensation expense. The third-quarter non-GAAP tax rate will be about 32%.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its second-quarter results and provide its outlook for the third quarter of 2010. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 10:30 p.m. Central Daylight Time on Thursday, July 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 87289867. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs innovations enable the mobile Internet and help our customers succeed. That’s why 43 of the top 50 global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration, the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended January 1, 2010, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	7/2/10	7/3/09	7/2/10	7/3/09
Revenue
Products	$361.8	$329.0	$680.8	$637.0
Services	60.9	56.4	121.6	110.1

Total revenue	422.7	385.4	802.4	747.1

Cost of Revenue
Products	155.7	181.1	301.3	347.6
Services	40.9	36.8	82.6	72.2

Total cost of revenue	196.6	217.9	383.9	419.8

Gross Profit	226.1	167.5	418.5	327.3

Gross profit as a percentage of revenue	53.5%	43.5%	52.2%	43.8%

Gross profit as a percentage of revenue - products	57.0%	45.0%	55.7%	45.4%
Gross profit as a percentage of revenue - services	32.8%	34.8%	32.1%	34.4%

Operating Expenses
Research and development	71.3	66.3	140.5	135.8
Sales and marketing	43.8	40.9	88.9	83.3
General and administrative	24.9	25.7	49.7	52.1
Intangible asset amortization	7.4	6.0	14.8	12.0
Restructuring and other charges	(0.5)	4.1	9.5	10.8

Total operating expenses	146.9	143.0	303.4	294.0

Operating Earnings	79.2	24.5	115.1	33.3

Operating earnings as a percentage of revenue	18.7%	6.4%	14.3%	4.5%

Other Income
Interest income, net	3.0	5.7	6.9	10.9
Other income, net	2.1	0.5	4.8	—

Total other income	5.1	6.2	11.7	10.9

Earnings Before Income Tax	84.3	30.7	126.8	44.2
Income tax expense	(20.2)	(15.0)	(16.8)	(22.0)

Net Earnings	$64.1	$15.7	$110.0	$22.2

Weighted Average Shares Outstanding
Basic	385.4	396.2	385.0	$396.0

Diluted	389.9	397.6	389.5	$397.2

Net Earnings Per Share
Basic	$0.17	$0.04	$0.29	$0.06

Diluted	$0.16	$0.04	$0.28	$0.06

Cash Dividends Per Share	$0.02	$—	$0.04	$—

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	7/2/10	1/1/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$350.9	$154.0
Investments in marketable securities	843.5	950.8

Total cash, cash equivalents and marketable securities	1,194.4	1,104.8

Other marketable securities	223.1	252.8
Accounts receivable, net of allowances of $1.3 and $1.4	339.4	334.2
Inventories
Raw materials	25.9	24.0
Work in process	2.6	3.8
Finished goods	107.2	99.9

Total inventories	135.7	127.7
Income taxes	25.5	24.2
Miscellaneous receivables and other current assets	44.0	54.4

Total Current Assets	1,962.1	1,898.1

Property, Plant and Equipment
Land	20.4	21.2
Buildings and improvements	192.4	199.6
Equipment	403.0	415.9

Total property, plant and equipment	615.8	636.7
Accumulated depreciation	(366.1)	(366.1)

Property, plant and equipment, net	249.7	270.6
Goodwill	206.6	207.2
Intangible Assets, Net of Amortization	108.4	123.2
Other Assets	119.6	123.7

Total Assets	$2,646.4	$2,622.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$76.4	$71.5
Accrued compensation	72.3	82.0
Restructuring and other charges	13.0	9.8
Income taxes	100.6	80.8
Loan related to other marketable securities	223.1	252.8
Deferred revenue	62.1	31.3
Other accrued liabilities	70.6	81.2

Total Current Liabilities	618.1	609.4

Long-Term Restructuring Liabilities	4.2	7.2
Income Taxes	29.3	41.9
Other Long-Term Liabilities	49.4	49.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
500,899,949 and 497,734,039 shares issued	5.0	5.0
Additional paid-in capital	1,530.3	1,511.2
Treasury stock, at cost: 115,962,680 and 113,457,637 shares	(1,059.2)	(1,037.9)
Retained earnings	1,391.4	1,296.8
Accumulated other comprehensive income	77.9	139.8

Total Stockholders’ Equity	1,945.4	1,914.9

Total Liabilities and Stockholders’ Equity	$2,646.4	$2,622.8

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months
In millions	7/2/10	7/3/09
Operating Activities
Net earnings	$110.0	$22.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39.1	37.2
Loss on disposal of property, plant and equipment	0.2	0.4
Equity-based compensation	13.2	11.2
Deferred income taxes	(0.5)	11.7
Restructuring and other charges	9.5	10.8
Excess tax benefits from equity-based compensation	0.6	—
Net changes in assets and liabilities:
Accounts receivable	(22.9)	26.7
Inventories	(8.7)	34.7
Miscellaneous receivables and other current assets	4.8	5.9
Other assets	3.8	4.3
Accounts payable	7.0	(22.2)
Restructuring and other charges	(6.5)	(13.6)
Deferred revenue	33.1	8.9
Other accrued liabilities	(13.2)	(21.0)
Income taxes	3.6	(9.1)
Other long-term liabilities	0.3	(0.1)

Net Cash Provided by Operating Activities	173.4	108.0

Investing Activities
Capital expenditures	(14.1)	(14.1)
Proceeds on disposals of property, plant and equipment	—	0.3
Payments for purchases of investments	(923.7)	(719.6)
Proceeds from sales and maturities of investments	1,002.8	452.4

Net Cash Provided by (Used for) Investing Activities	65.0	(281.0)

Financing Activities
Proceeds from issuance of common stock under stock plans	6.7	—
Repurchase of common stock	(21.3)	(1.0)
Excess tax benefits from equity-based compensation	(0.6)	—
Dividends paid	(15.4)	—

Net Cash Used for Financing Activities	(30.6)	(1.0)

Effect of Exchange Rate Changes on Cash	(10.9)	2.2

Net Increase (Decrease) in Cash and Cash Equivalents	196.9	(171.8)
Cash and Cash Equivalents - Beginning of Year	154.0	376.1

Cash and Cash Equivalents - End of Period	$350.9	$204.3

RESULTS OF OPERATIONS

We operate in three business segments: Broadband, Transport and Services. For the second quarter of 2010, revenue was $422.7 million, up 9.7% from $385.4 million in the second quarter of 2009. For the first six months of 2010, revenue was $802.4 million, up 7.4% from $747.1 million in the comparable period of 2009. In both periods, we saw increased revenue across all three business segments.

Consolidated gross profit margin in the second quarter of 2010 was 53.5%, up 10.0 percentage points from 43.5% in the second quarter of 2009. For the first six months of 2010, consolidated gross margin was 52.2%, up 8.4 percentage points from 43.8% in the comparable period of 2009. Products gross margins increased and services gross margins declined in both the three- and six-month periods.

Operating expenses in the second quarter of 2010 were $146.9 million, compared with $143.0 million in the second quarter of 2009.

For the first six months of 2010, operating expenses were $303.4 million, compared with $294.0 million in the comparable period of 2009.

Operating income in the second quarter of 2010 was $79.2 million, up $54.7 million from $24.5 million in the second quarter of 2009. For the first six months of 2010, operating income was $115.1 million, up $81.8 million from $33.3 million in the comparable period of 2009.

Net earnings for the second quarter of 2010 were $64.1 million or $0.17 per basic share and $0.16 per diluted share, compared with $15.7 million or $0.04 per share (basic and diluted) in the second quarter of 2009. Net earnings for the first six months of 2010 were $110.0 million or $0.29 per basic share and $0.28 per diluted share, compared with $22.2 million or $0.06 per share (basic and diluted) in the comparable period of 2009.

Revenue (in millions)

	Second Quarter			Six Months
	2010	2009	Change	2010	2009	Change
Products	$361.8	$329.0	10.0%	$680.8	$637.0	6.9%
Services	60.9	56.4	8.0%	121.6	110.1	10.4%

Total revenue	$422.7	$385.4	9.7%	$802.4	$747.1	7.4%

Products and Services revenue grew year-over-year in both the three-month and six-month periods.

On a geographic basis, revenue from customers in North America (United States and Canada) was $330.2 million (or 78% of total revenue) in the second quarter of 2010 from $229.5 million (or 60% of total revenue) in the year-ago quarter. For the first six months of 2010, North America revenue increased to $604.7 million (or 75% of total revenue) from $476.5 million (or 64% of total revenue) in the first six months of 2009. The increased revenue in both periods was driven primarily by a North American carrier that is using our data and transport products to expand mobile-network capacity.

Revenue from customers outside North America was $92.5 million (or 22% of total revenue) in the second quarter of 2010, compared with $155.9 million (or 40% of total revenue) in the year-ago period. For the first six months of 2010, revenue from customers outside North America was $197.7 million (or 25% of total revenue), compared with $270.6 million (or 36% of total revenue) in the first six months of 2009. Data product revenue from customers outside North America declined in both periods. In the third quarter and second half of 2010, we expect that the split in revenue between customers in North America and customers outside North America will return to a range comparable with 2009’s full-year split.

In the second quarter of 2010, revenue from our growth portfolio (the Tellabs® 6300 managed transport system, the Tellabs® 7100 optical transport system, the Tellabs® 7300 metro Ethernet switching series, the Tellabs® 8600 managed edge system, the Tellabs® 8800 multiservice router series, the Tellabs® SmartCore™ 9100 platform, and professional services) increased to $243.9 million (or 58% of total revenue) from $200.9 million (or 52% of total revenue) in the second quarter of 2009. Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 managed access system, the Tellabs® 8000 network manager, the Tellabs® 3000 voice-enhancement products, access products and deployment, training and support services) accounted for the balance of the revenue.

For the first six months of 2010, growth portfolio revenue was $458.8 million (or 57% of total revenue), up 34.3% from $341.6 million in 2009. The balance of our revenue came from core products, which contributed $343.6 million of revenue in the first six months of 2010, compared with $405.5 million in the comparable period of 2009.

Gross Margin

	Second Quarter			Six Months
	2010	2009	% Point Change	2010	2009	% Point Change
Products	57.0%	45.0%	12.0	55.7%	45.4%	10.3
Services	32.8%	34.8%	(2.0)	32.1%	34.4%	(2.3)
Consolidated	53.5%	43.5%	10.0	52.2%	43.8%	8.4

The increase in products gross margin for both time periods was primarily the result of higher revenue from data products in North America and lower revenue from access products, which carry gross margins below corporate average. The decline in services gross margin in both periods is due to higher deployment services revenue, which carries gross margins lower than the overall services average.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$71.3	$66.3	$5.0	16.9%	17.2%
Sales and marketing	43.8	40.9	2.9	10.4%	10.6%
General and administrative	24.9	25.7	(0.8)	5.9%	6.7%

Subtotal	140.0	132.9	7.1	33.1%	34.5%

Intangible asset amortization	7.4	6.0	1.4
Restructuring and other charges	(0.5)	4.1	(4.6)

Total operating expenses	$146.9	$143.0	$3.9

	Six Months			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$140.5	$135.8	$4.7	17.5%	18.2%
Sales and marketing	88.9	83.3	5.6	11.1%	11.1%
General and administrative	49.7	52.1	(2.4)	6.2%	7.0%

Subtotal	279.1	271.2	7.9	34.8%	36.3%

Intangible asset amortization	14.8	12.0	2.8
Restructuring and other charges	9.5	10.8	(1.3)

Total operating expenses	$303.4	$294.0	$9.4

Operating expenses increased during the second quarter and the first six months of 2010, compared with the year-ago periods, due primarily to higher research and development as well as sales and marketing costs associated with our acquisition of WiChorus. Restructuring and other charges were a credit of $0.5 million for the second quarter of 2010, since actual severance payments were below previously estimated levels. Restructuring and other charges of $9.5 million for the first six months of 2010 are primarily due to severance, facility- and asset-related charges.

Other Income (in millions)

	Second Quarter			Six Months
	2010	2009	Change	2010	2009	Change
Interest income, net	$3.0	$5.7	$(2.7)	$6.9	$10.9	$(4.0)
Other income, net	2.1	0.5	1.6	4.8	—	4.8

Total other income	$5.1	$6.2	$(1.1)	$11.7	$10.9	$0.8

Interest income, net, declined due to lower yields during the second quarter and the first six months of 2010, compared with the year-ago periods. Other income, net, improved in the second quarter and the first six months of 2010, compared with the year-ago periods, primarily due to higher gains on sales of marketable securities in 2010, compared with 2009.

Income Taxes

For the second quarter of 2010, we recorded income tax expense of $20.2 million, compared with income tax expense of $15.0 million for the second quarter of 2009. Income tax expense increased due to an increase in pretax earnings, offset by a benefit of $9.6 million from the recognition of net operating loss and tax credit carryforwards that had previously been offset by a valuation allowance.

For the first six months of 2010, we recorded income tax expense of $16.8 million, compared with income tax expense of $22.0 million for the first six months of 2009. Income tax expense decreased due to a benefit of $13.5 million from the recognition of net operating loss and tax credit carryforwards that had previously been offset by a valuation allowance and a $13.2 million benefit recorded in the first quarter of 2010 for the reversal of tax accruals that were no longer required.

Segments

Segment Revenue (in millions)

	Second Quarter			Six Months
	2010	2009	Change	2010	2009	Change
Broadband	$228.6	$210.2	8.8%	$419.9	$388.5	8.1%
Transport	133.2	118.8	12.1%	260.9	248.5	5.0%
Services	60.9	56.4	8.0%	121.6	110.1	10.4%

Total revenue	$422.7	$385.4	9.7%	$802.4	$747.1	7.4%

Segment Profit* (in millions)

	Second Quarter			Six Months
	2010	2009	Change	2010	2009	Change
Broadband	$86.0	$57.4	49.8%	$146.9	$91.7	60.2%
Transport	51.8	26.3	97.0%	97.2	66.1	47.0%
Services	20.6	20.2	2.0%	40.1	39.2	2.3%

Total segment profit	$158.4	$103.9	52.5%	$284.2	$197.0	44.3%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Broadband

Revenue

Revenue from the Broadband segment was $228.6 million in the second quarter of 2010, up 8.8% from $210.2 million in the second quarter of 2009. For the first six months of 2010, Broadband segment revenue was $419.9 million, up 8.1% from $388.5 million in the comparable period of 2009. In both periods, increased revenue from data products offset lower revenue from access and managed access products.

Data product revenue was $158.7 million in the second quarter of 2010, up 48.9% from $106.6 million in the second quarter of 2009. For the first six months of 2010, data revenue was $289.6 million, up 70.8% from $169.6 million in the comparable period of 2009. We are participating in large network builds in North America and internationally. The increase in data revenue during both periods was primarily driven by a North American carrier that is expanding mobile-network capacity.

Managed access revenue was $29.5 million in the second quarter of 2010, compared with $35.1 million in the second quarter of 2009. For the first six months of 2010, managed access revenue was $59.8 million, compared with $86.3 million in the comparable period of 2009. Revenue from both managed access systems and SDH transport systems declined in both periods as customers around the world continued to migrate to Internet Protocol (IP) and Ethernet data products.

Access revenue was $40.4 million in the second quarter of 2010, compared with $68.5 million in the second quarter of 2009. For the first six months of 2010, access revenue was $70.5 million, compared with $132.6 million in the comparable period of 2009. Access revenue declined in both periods, as several key customers transitioned to alternate network architectures, and will likely continue to decline.

Segment Profit

Broadband segment profit was $86.0 million in the second quarter of 2010, up 49.8% from $57.4 million in the second quarter of 2009. For the first six months of 2010, Broadband segment profit was $146.9 million, up 60.2% from $91.7 million in the comparable period of 2009. The increase in segment profit for both periods was driven by the higher level of data revenue in North America and the lower level of revenue from access products, which carry gross margins lower than corporate average.

Transport

Revenue

Revenue from the Transport segment was $133.2 million in the second quarter of 2010, up 12.1% from $118.8 million in the second quarter of 2009. For the first six months of 2010, Transport segment revenue was $260.9 million, up 5.0% from $248.5 million in the comparable period of 2009. In the second quarter of 2010, higher sales of digital cross-connect systems offset lower sales of optical networking systems. For the first six months of 2010, we saw increased sales of both cross-connect and optical networking systems.

Segment Profit

Transport segment profit was $51.8 million in the second quarter of 2010, compared with $26.3 million in the second quarter of 2009. Segment profit for the first six months of 2010 was $97.2 million in 2010, up 47.0% from $66.1 million in the comparable period of 2009. The increase in segment profit in the second quarter of 2010 was driven by the higher level of revenue from digital cross-connect systems. The increase in segment profit for the first six months of 2010 was driven by the higher level of revenue from digital cross-connect systems and profitability improvements to optical networking systems as well as lower research and development costs.

Services

Revenue

Revenue from the Services segment was $60.9 million for the second quarter of 2010, up 8.0% from $56.4 million in the second quarter of 2009. For the first six months of 2010, revenue from the Services segment was $121.6 million, up 10.4% from $110.1 million in 2009. The increase in both periods was driven by the higher level of deployment services in North America.

Segment Profit

Services segment profit was $20.6 million for the second quarter of 2010, up from $20.2 million in the second quarter of 2009. For the first six months of 2010, Services segment profit was $40.1 million, up from $39.2 million in 2009. The increase in segment profit for both periods was driven by the higher overall revenue levels.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,194.4 million as of July 2, 2010, which increased by $47.6 million during the quarter and $89.6 million since year-end 2009. The increase in cash, cash equivalents and marketable securities for the first six months of 2010 reflects $173.4 million in cash generated from operating activities, partially offset by cash used to repurchase our common stock, distributions of cash dividends and normal capital expenditures.

During the second quarter of 2010, we distributed $7.7 million to our stockholders through our quarterly cash dividend. During the first six months of 2010, we distributed $15.4 million through our quarterly cash dividends. In addition, we repurchased 1.8 million shares of common stock at a cost of $16.1 million during the second quarter of 2010. For the first six months of 2010, we repurchased 1.9 million shares of common stock at a cost of $16.9 million. We provide no assurances as to future declarations or payments of cash dividends or repurchases of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect its duration, credit structure and future income.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios.

Comparing our second quarter 2010 results with the first quarter of 2010:

During the second quarter of 2010, we saw revenue concentration from our major customers increase, driving total revenue of $422.7 million, up 11.3% from $379.7 million in the first quarter of 2010. On a sequential basis, we saw revenue growth across all three business segments.

Total Broadband revenue for the second quarter of 2010 was $228.6 million, up 19.5% from $191.3 million in the prior quarter.

Within the Broadband segment, data revenue grew to $158.7 million from $130.9 million, as increased revenue from a North American carrier expanding mobile-network capacity was partially offset by lower data revenue outside North America. Access revenue increased to $40.4 million, up 34.2% from $30.1 million, driven by an anticipated increase in revenue from single family optical-network terminating (ONT) units. Managed access revenue was $29.5 million compared with $30.3 million, driven by declines in both SDH transport systems and managed access systems. Broadband segment profit for the second quarter of 2010, driven by higher revenue from data products and lower revenue from access products, was $86.0 million, up 41.2% from $60.9 million in the prior quarter.

Transport segment revenue for the second quarter of 2010 was $133.2 million, up 4.3% from $127.7 million in the prior quarter. We saw higher revenue from both digital cross-connect and optical transport systems. Transport segment profit for the second quarter of 2010, driven by increased digital cross-connect revenue, was $51.8 million, up 14.1% from $45.4 million in the prior quarter.

Services segment revenue for the second quarter of 2010 was $60.9 million, compared with $60.7 million in the prior quarter. Services segment profit for the second quarter of 2010, driven by lower costs, was $20.6 million, compared with $19.5 million in the prior quarter.

North American revenue in the second quarter of 2010 grew to $330.2 million (or 78% of total revenue) compared with $274.5 million (or 72% of total revenue) in the prior quarter. Outside North America, revenue in the second quarter of 2010 declined to $92.5 million (or 22% of total revenue) compared with $105.2 million (or 28% of total revenue) in the prior quarter.

In the second quarter of 2010, revenue from our growth portfolio increased to $243.9 million (or 58% of total revenue) from $214.9 million (or 57% of total revenue) in the prior quarter. The core portfolio increased to $178.8 million (or 42% of total revenue) from $164.8 million (or 43% of total revenue) in the prior quarter.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Comparing our second quarter 2010 results with the first quarter of 2010:

Non-GAAP gross profit margin in the second quarter of 2010 increased 2.9 percentage points to 53.8%, from 50.9% in the prior quarter. The improvement in gross margin was driven primarily by the higher level of data revenue and profitability improvements to optical networking systems and single-family ONTs.

Non-GAAP operating expenses in the second quarter of 2010 were $133.7 million, consistent with the $134.4 million level in the prior quarter.

We calculate a separate tax expense and effective tax rate for GAAP and non-GAAP purposes. For the second quarter of 2010, for non-GAAP purposes, we used a 32% effective tax rate which represents our projected, long-term effective tax rate on non-GAAP pretax earnings.

Driven primarily by the overall increase in revenue and gross margin from data products, non-GAAP net earnings were $67.1 million or $0.17 per share (basic and diluted), compared with $44.6 million or $0.12 per basic share and $0.11 per diluted share in the prior quarter.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2010			Second Quarter 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$361.8	$—	$361.8	$329.0	$—	$329.0
Services	60.9	—	60.9	56.4	—	56.4

Total revenue	422.7	—	422.7	385.4	—	385.4

Cost of Revenue
Products (a)	155.7	(0.6)	155.1	181.1	(0.5)	180.6
Services (a)	40.9	(0.6)	40.3	36.8	(0.6)	36.2

Total cost of revenue	196.6	(1.2)	195.4	217.9	(1.1)	216.8

Gross Profit	226.1	1.2	227.3	167.5	1.1	168.6

Gross profit as a percentage of revenue	53.5%	0.3%	53.8%	43.5%	0.3%	43.7%

Gross profit as a percentage of revenue - products	57.0%	0.2%	57.1%	45.0%	0.2%	45.1%
Gross profit as a percentage of revenue - services	32.8%	0.9%	33.8%	34.8%	1.1%	35.8%

Operating Expenses
Research and development (a)	71.3	(2.4)	68.9	66.3	(1.6)	64.7
Sales and marketing (a)	43.8	(1.4)	42.4	40.9	(1.2)	39.7
General and administrative (a)	24.9	(2.5)	22.4	25.7	(1.8)	23.9
Intangible asset amortization (b)	7.4	(7.4)	—	6.0	(6.0)	—
Restructuring and other charges (c)	(0.5)	0.5	—	4.1	(4.1)	—

Total operating expenses	146.9	(13.2)	133.7	143.0	(14.7)	128.3

Operating Earnings	79.2	14.4	93.6	24.5	15.8	40.3

Operating earnings as a percentage of revenue	18.7%	3.4%	22.1%	6.4%	4.1%	10.5%

Other Income
Interest income, net	3.0	—	3.0	5.7	—	5.7
Other income, net	2.1	—	2.1	0.5	—	0.5

Total other income	5.1	—	5.1	6.2	—	6.2

Earnings Before Income Tax	84.3	14.4	98.7	30.7	15.8	46.5
Income tax (expense) benefit (d)	(20.2)	(11.4)	(31.6)	(15.0)	1.3	(13.7)

Net Earnings	$64.1	$3.0	$67.1	$15.7	$17.1	$32.8

Weighted Average Shares Outstanding
Basic	385.4		385.4	396.2		396.2

Diluted	389.9		389.9	397.6		397.6

Net Earnings Per Share
Basic	$0.17	$—	$0.17	$0.04	$0.04	$0.08

Diluted	$0.16	$0.01	$0.17	$0.04	$0.04	$0.08

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Six Months 2010			Six Months 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$680.8	$—	$680.8	$637.0	$—	$637.0
Services	121.6	—	121.6	110.1	—	110.1

Total revenue	802.4	—	802.4	747.1	—	747.1

Cost of Revenue
Products (a)	301.3	(1.0)	300.3	347.6	(0.9)	346.7
Services (a)	82.6	(1.1)	81.5	72.2	(1.3)	70.9

Total cost of revenue	383.9	(2.1)	381.8	419.8	(2.2)	417.6

Gross Profit	418.5	2.1	420.6	327.3	2.2	329.5

Gross profit as a percentage of revenue	52.2%	0.3%	52.4%	43.8%	0.3%	44.1%

Gross profit as a percentage of revenue - products	55.7%	0.1%	55.9%	45.4%	0.2%	45.6%
Gross profit as a percentage of revenue - services	32.1%	0.8%	33.0%	34.4%	1.2%	35.6%

Operating Expenses
Research and development (a)	140.5	(4.1)	136.4	135.8	(3.3)	132.5
Sales and marketing (a)	88.9	(2.5)	86.4	83.3	(2.3)	81.0
General and administrative (a)	49.7	(4.4)	45.3	52.1	(3.3)	48.8
Intangible asset amortization (b)	14.8	(14.8)	—	12.0	(12.0)	—
Restructuring and other charges (c)	9.5	(9.5)	—	10.8	(10.8)	—

Total operating expenses	303.4	(35.3)	268.1	294.0	(31.7)	262.3

Operating Earnings	115.1	37.4	152.5	33.3	33.9	67.2

Operating earnings as a percentage of revenue	14.3%	4.7%	19.0%	4.5%	4.5%	9.0%

Other Income
Interest income, net	6.9	—	6.9	10.9	—	10.9
Other income, net	4.8	—	4.8	—	—	—

Total other income	11.7	—	11.7	10.9	—	10.9

Earnings Before Income Tax	126.8	37.4	164.2	44.2	33.9	78.1
Income tax expense (d)	(16.8)	(35.7)	(52.5)	(22.0)	(1.0)	(23.0)

Net Earnings	$110.0	$1.7	$111.7	$22.2	$32.9	$55.1

Weighted Average Shares Outstanding
Basic	385.0		385.0	396.0		396.0

Diluted	389.5		389.5	397.2		397.2

Net Earnings Per Share
Basic	$0.29	$—	$0.29	$0.06	$0.08	$0.14

Diluted	$0.28	$0.01	$0.29	$0.06	$0.08	$0.14

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Second Quarter 2010			First Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$361.8	$—	$361.8	$319.0	$—	$319.0
Services	60.9	—	60.9	60.7	—	60.7

Total revenue	422.7	—	422.7	379.7	—	379.7

Cost of Revenue
Products (a)	155.7	(0.6)	155.1	145.6	(0.4)	145.2
Services (a)	40.9	(0.6)	40.3	41.7	(0.5)	41.2

Total cost of revenue	196.6	(1.2)	195.4	187.3	(0.9)	186.4

Gross Profit	226.1	1.2	227.3	192.4	0.9	193.3

Gross profit as a percentage of revenue	53.5%	0.3%	53.8%	50.7%	0.2%	50.9%

Gross profit as a percentage of revenue - products	57.0%	0.2%	57.1%	54.4%	0.1%	54.5%
Gross profit as a percentage of revenue - services	32.8%	0.9%	33.8%	31.3%	0.7%	32.1%

Operating Expenses
Research and development (a)	71.3	(2.4)	68.9	69.2	(1.7)	67.5
Sales and marketing (a)	43.8	(1.4)	42.4	45.1	(1.1)	44.0
General and administrative (a)	24.9	(2.5)	22.4	24.8	(1.9)	22.9
Intangible asset amortization (b)	7.4	(7.4)	—	7.4	(7.4)	—
Restructuring and other charges (c)	(0.5)	0.5	—	10.0	(10.0)	—

Total operating expenses	146.9	(13.2)	133.7	156.5	(22.1)	134.4

Operating Earnings	79.2	14.4	93.6	35.9	23.0	58.9

Operating earnings as a percentage of revenue	18.7%	3.4%	22.1%	9.5%	6.0%	15.5%

Other Income
Interest income, net	3.0	—	3.0	3.9	—	3.9
Other income, net	2.1	—	2.1	2.7	—	2.7

Total other income	5.1	—	5.1	6.6	—	6.6

Earnings Before Income Tax	84.3	14.4	98.7	42.5	23.0	65.5
Income tax (expense) benefit (d)	(20.2)	(11.4)	(31.6)	3.4	(24.3)	(20.9)

Net Earnings	$64.1	$3.0	$67.1	$45.9	$(1.3)	$44.6

Weighted Average Shares Outstanding
Basic	385.4		385.4	384.7		384.7

Diluted	389.9		389.9	388.6		388.6

Net Earnings Per Share
Basic	$0.17	$—	$0.17	$0.12	$—	$0.12

Diluted	$0.16	$0.01	$0.17	$0.12	$(0.01)	$0.11

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our on-going operations with prior and future periods.

(d)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For 2010, for non-GAAP purposes, we use a 32% effective tax rate which represents our projected, long term effective tax rate on non-GAAP pretax income. For the second quarter and first six months of 2009, the tax adjustment takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic deferred tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense.